Exhibit 10.37

Below is a translation of the Letter of Indemnity and Release, dated December 2017, by and between Pure Value Trading Company (Shanghai) Limited and Xiaoli Lou. Certain identified information has been excluded from this exhibit because it is both immaterial and is the type that the registrant treats as private and confidential.

December ____, 2017

Xiaoli Lou

[XXXXXXXXXXXXXXXXXXXX]

Dear Xiaoli Lou,

Re: Indemnification and Release

We are pleased that you are assisting us, Pure Value Trading Company (Shanghai) Limited (“Pure Value”), with executing our plans to operate within the People’s Republic of China.

In order to clarify your relationship with Pure Value, this Letter of Indemnification and Release (this “Letter”) provides the general arrangement between you and Pure Value. Please refer to the supplemental provisions in the relevant documents for the specifics of this arrangement.

You have undertaken to be and will continue to perform the obligations of a nominee shareholder of Jihuiduo Technology Limited, a limited liability company established in Beijing (the “Company”). Pursuant to the terms of the Loan Agreement, Call Option Agreement, Power of Attorney, Equity Pledge Agreement and other relevant documents (the “Fiduciary Documents”), you agree to hold 50% of the entire equity interest in the Company.

You agree and accept that you will not assume any liability arising in connection with being a nominee shareholder of the Company, and that, accordingly, you are not entitled to any dividends or other gains in connection with being a nominee shareholder of the Company. You will not receive any compensation for entering into this arrangement.

Indemnification and Release

Provided that you fully perform and abide by the terms of the Fiduciary Documents and any ancillary instructions issued by Pure Value pursuant to the Fiduciary Documents, Pure Value agrees to indemnify you, to the maximum extent permitted by law, against any personal, tax and any other liability arising in connection with your performance of your obligations related to the transfer of equity interest in and as a nominee shareholder of the Company. Provided that you perform in good faith the obligations of a nominee shareholder and refrain from acting against the best interest of the Company, Pure Value hereby undertakes to release you from any liability caused by or arising in connection with being a shareholder of the Company.

Term

The aforementioned arrangement shall be effective as of the time you become a shareholder of the Company until this Letter is terminated with 60 days’ prior written notice by you or Pure Value.

Confidentiality

The confidentiality of this arrangement is of the essence. We require that you keep the content of this Letter fully confidential. Notwithstanding the foregoing, you may disclose the provisions and amounts under this Letter under the following circumstances: (a) to your immediate family, tax or other advisors or attorneys, provided that you have entered into confidentiality agreements with such parties, whereby such parties undertake to keep the disclosure fully confidential and refrain from disclosing it to any other party; and (b) in accordance with law, or as necessary to the exercise of your rights under this Letter.

Entire Agreement

Except for that certain employment agreement entered into between you and the Company or any of its affiliates, this Letter replaces and supersedes any prior agreement, oral or written, between you and Pure Value, and constitutes the entire agreement between you and Pure Value. Any revision or amendment to this Letter shall be effective if agreed to in writing between the parties to this Letter.

Choice of Law and Dispute Resolution

This Letter is governed by the laws of the People’s Republic of China, irrespective of its conflicts of law principles. In case any provision in this Letter shall be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable. You and Pure Value shall resolve, through amicable negotiations, any dispute caused by or arising in connection with this Letter. Should any amicable negotiations fail to resolve any dispute within 30 days of initiation of such negotiations, such dispute shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Shanghai and in accordance with CIETAC’s prevailing rules of arbitration at the time of submission. The ruling of the arbitration shall be final and biding upon both parties to this Letter. The arbitration shall be conducted in English, and the arbitral panel shall be constituted by one arbitrator, selected in accordance with CIETAC’s prevailing rules of arbitration at the time of submission.

Finally, Pure Value would like to express its utmost gratitude to you for your kind assistance.

Should you have any queries, please feel free to contact us.

Best regards,

Pure Value Trading Company (Shanghai) Limited

(Seal)

By:	/s/ Alan Martin Clingman
Name:	Alan Martin Clingman
Title:	Authorized Representative

Acknowledged and agreed to

By:	/s/ Xiaoli Lou
Name:	Xiaoli Lou

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